AMENDED AND RESTATED
       CERTIFICATE OF DESIGNATION OF RIGHTS, PRIVILEGES, PREFERENCES, AND
              RESTRICTIONS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                      HIGHLAND HOLDINGS INTERNATIONAL, INC.

     Highland Holdings International, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, $0.001 par value per share, and (ii) providing for the designation of rights, privileges, preferences and restrictions of One Million (1,000,000) shares of Series B Preferred Stock of the Company, as follows:

     RESOLVED, that the Company is authorized to issue 1,000,000 shares of Series B Preferred Stock (the "Preferred Shares"), $0.001 par value per share, which shall have rights, privileges, preferences, and restrictions, as follows:

     (1) Dividends.

          (a) Dividends. Subject to a declaration thereof by the Company's Board of Directors, each holder (a "Holder" and, collectively, the "Holders") of the Preferred Shares shall be entitled to a dividend (individually, a "Dividend"; collectively, the "Dividends") at a rate determined by the Company's Board of Directors on a pari passu basis with the holders of Common Shares and other classes of preferred shares of the Company, exept for those holders of any class of preferred shares which have a preference with respect to the right to receive dividends.

          (b) General Payment Provisions. All Dividends, if, when, and as declared, by the Company with respect to any Preferred Share shall be made in lawful money of the United States of America by depositing with the United States Postal Service, within 15 days of the date of declaration by the Company's Board of directors of such Dividend a company check, made payable to the Holder, to such address as such Holder may from time to time designated by written notice to the Company in accordance with the provisions of this Amended and Restated Certificate of Designation of Rights, Privileges, Preferences and Restrictions (the "Certificate of Designation").

     (2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's common stock, par value $ 0.001 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

          (a) Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

               (i) "Business Day" means any day in which the Principal Market is open for business.

               (ii) "Closing Asked Price" means, for any security as of any date, the last closing asked price for such security on the Principal Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing asked price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing asked price of such security on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing asked price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the asked prices of any market makers for such security as reported by Pink Sheets, LLC. If the Closing Asked Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Asked Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holders of Preferred Shares. If the Company and the Holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Asked Price" being substituted for the term "Conversion Rate." (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

               (iii) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported by Pink Sheets, LLC. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holders of Preferred Shares. If the Company and the Holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Bid Price" being substituted for the term "Conversion Rate." (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

               (iv) "Closing Date" has the same meaning as the term is defined in the Securities Purchase Agreement (the "Securities Purchase Agreement"), entered into by and between the Company and the initial Holders of the Preferred Shares, dated March 12, 2001.

               (v) "Conversion Percentage" shall be sixty-seven percent (67%).

               (vi) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, the amount determined by multiplying (i) the Market Price of the Company Common Stock by
          (ii) the Conversion Percentage in effect as of such date, subject to adjustment as provided herein.

               (vii) "Market Price" means, with respect to any security for any period, that price which shall be computed as the volume-weighted arithmetic average of the Closing Bid Prices and Closing Asked Prices for such security during the ninety (90) consecutive trading day period immediately preceding such date of determination. (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

               (viii) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

               (ix) "Mandatory Conversion Date" means, with respect to any Preferred Share, the date which is two (2) years after the Issuance Date.

               (x) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               (xi) "Principal Market" means the means the principal market on which the Common Stock is quoted or listed for trading as of the Conversion Date.

               (xii) "Transaction Value" means the sum of (A) $1.00 and (B) accrued and unpaid Dividends, if so included at the Company's sole discretion.

          (b) Holder's Conversion Right; Mandatory Conversion. Subject to the provisions of Section 2(d), below, at any time or times on or after the Issuance Date, any Holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(e), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Mandatory Conversion Date, then, subject to Section 2(d), below, such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(e), below. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

          (c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

                                Transaction Value
                                -----------------
                                Conversion Price

          (d) Limitation on Beneficial Ownership. The Company shall not effect any conversion of any Preferred Share and no holder of any Preferred Share shall have the right to convert any Preferred Share pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) (A) would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of any Preferred Share or otherwise (including without limitation, exercise of any warrant issued pursuant to the Securities Purchase Agreement), in excess of 4.9% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such Conversion Date (defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each Conversion Notice (defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, (A) the holder will not beneficially own (as determined in accordance with this Section 2(d)) and (B) during the 60-day period ending on and including such Conversion Date, the holder will not have acquired, through conversion of any Preferred Share or otherwise (including without limitation, exercise or any Warrant), a number of shares of Common Stock in excess of 4.9% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 10-Q (or Form 10-QSB) or Form 10-K (or Form 10-KSB), as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of any Preferred Share by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

          (e) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

               (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company's designated transfer agent (the "Transfer Agent") with a copy thereof to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

               (ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Transfer Agent shall, on the next Business Day following the date of receipt (or the second Business Day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

               (iii) Dispute Resolution. In the case of a dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to an independent, reputable investment bank or accountant selected by the affected Holders and approved by the Company. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error and the Company shall be liable and responsible for paying such investment bank or accountant fees and expenses.

               (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

               (v) Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

               (vi) Mechanics of Mandatory Conversion. Subject to Section 2(d), above, on the Mandatory Conversion Date, all Holders of Preferred Shares shall surrender all Preferred Shares to the Transfer Agent and all Preferred Shares shall be converted as of such date as if the Holders of such Preferred Shares had given the Conversion Notice for all such Preferred Shares on the Mandatory Conversion Date.

          (f) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

          (g) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(g).

               (i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

               (ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(g).

               (iii) Notice. Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each Holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

     (3) Reservation of Shares. The Company shall, at all times so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares (the "Reserved Amount") of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Preferred Shares based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

     (4) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

     (5) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to $1.00 and any accrued but unpaid Dividends (such sum being referred to as the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Preferred Shares, then each Holder of Preferred Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No Holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a Holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

     (6) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the Holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

     (7) Restriction on Cash Dividends. Until all of the Preferred Shares have been converted as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Preferred Shares.

     (8) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock that the Company may issue upon Conversion of the Preferred Shares (the "Exchange Cap") without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded or quoted, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market, or the market or exchange where the Common Stock is then traded or quoted, (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "Purchasers") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any Holder of Preferred Shares shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Cap Allocation Amount, then the difference between such Holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Cap Allocation Amounts of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

     (9) Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than three-fifths (3/5) of the then-outstanding Preferred Shares, shall be required for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

     (10) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

     (11) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

     (12) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

     (13) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation to be signed be signed by John Demoleas, its President, as of the 15th day of March, 2001.

HIGHLAND HOLDINGS INTERNATIONAL, INC.



By: /s/ John Demoleas
---------------------------------------
John Demoleas, President

                                    EXHIBIT I

                                CONVERSION NOTICE

     Reference is made to the Amended and Restated Certificate of Designation, Preferences and Rights (the "Certificate of Designation") of Highland Holdings International, Inc. (the "Company"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, $0.001 par value per share (the "Preferred Shares"), of the Company indicated below into shares of Common Stock, par value $ 0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

     Date of Conversion:

     Number of Preferred Shares to be converted:

     Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

     Conversion Price:

     Number of shares of Common Stock to be issued:

     Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

     Issue to:


     Facsimile Number:

     Authorization:
                By:
                Title:

     Dated:

     Account Number:
       (if electronic book entry transfer):

     Transaction Code Number
       (if electronic book entry transfer):